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                                                                   EXHIBIT 99(a)

                                 PRESS RELEASE

Investor Contacts:

Richard L. Cote                                          Michael Seely
TransAct Technologies                                    Investor Access Corp.
Tel: 203-269-1198                                        Tel: 212-692-9060
Fax: 203-949-9048                                        Fax: 212-661-2399


FOR IMMEDIATE RELEASE

              TRANSACT TECHNOLOGIES ADOPTS STOCKHOLDER RIGHTS PLAN

Wallingford, CT, December 2, 1997 -- TransAct Technologies Incorporated (NASDAQ:
TACT) announced today that its Board of Directors adopted a Stockholders Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on December 15, 1997. The rights are not currently exercisable and only become so under certain circumstances.

Bart C. Shuldman, President and Chief Executive Officer, said, "The Rights are designed to guard against partial tender offers and other abusive tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Rights Plan will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire TransAct to first negotiate with the Board."

Each Right will entitle stockholders to buy one one-thousandth of a share of TransAct's Series A Preferred Stock at an exercise price of $69. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 15% or more of TransAct's outstanding common stock.

If any person becomes the beneficial owner of 15% or more of the Company's common stock, or a holder of 15% or more of TransAct's common stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its common stock remains outstanding, then each right not owned by such person or certain related parties will entitle its holder to purchase, at the right's then-current exercise price, units of TransAct's Series A Preferred Stock (or, in certain circumstances, Company common stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price. In addition, if TransAct is involved in a merger or other business combination transaction with another person after which its common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each right will entitle its holder to purchase, at the right's then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price.
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            The Rights may not be exercised if they are redeemed by the Company.
TransAct will generally be entitled to redeem the rights, at the discretion of its Board, at $.0001 per right at any time until the 10th day following public
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The rights may not be exercised if they are redeemed by the Company. TransAct will generally be entitled to redeem the rights, at the discretion of its Board, at $.0001 per right at any time until the 10th day following public announcement that a person or group has acquired 15% or more of the Company's Common Stock. The Board of TransAct can also amend the Stockholder Rights Plan to extend this ten-day grace period at any time prior to the date on which the rights cease to be redeemable.

Certain additional provisions of the Stockholder Rights Plan will be outlined in a letter that will be mailed to all stockholders.

TransAct designs, develops, manufactures and markets transaction-based printers and related products under the ITHACA and MAGNETEC brand names. The Company's printers are used to provide transaction records such as receipts, tickets, coupons, register journals and other documents. TransAct serves four vertical markets: point-of-sale, gaming and lottery, financial services and kiosk. The Company sells its products directly to end users, original equipment manufacturers, value-added resellers and selected distributors. Please visit TransAct's website located at http://transact-tech.com to receive more information about the Company's products and selected financial data.

This release contains certain forward-looking statements that are subject to various risks uncertainties, including, but not limited to, demand and competition for the Company's products, which could cause actual results to differ materially. These and other risks and uncertainties are detailed in the Company's Securities & Exchange Commission filings.



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